Pricing Supplement dated February 15, 2023 to the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022

$200,000,000 iPath® Series B Bloomberg Natural Gas Subindex Total ReturnSM ETN*

This pricing supplement relates to the iPath® Series B Bloomberg Natural Gas Subindex Total ReturnSM Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the Bloomberg Natural Gas Subindex Total ReturnSM (the “Index”). The Index is a sub-index of the Bloomberg Commodity Index Total ReturnSM (the “Commodity Index” or the “BCOM Index”). The Index is composed of one or more futures contracts on commodity of natural gas (the “index components”) and is intended to reflect the returns that are potentially available through (1) an unleveraged investment in those contracts plus (2) the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO NATURAL GAS OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF NATURAL GAS. In addition, the nature of the futures market for natural gas has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of natural gas will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-11 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in natural gas as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

If we had priced the ETNs for initial sale to the public as of the inception date, our hypothetical estimated value of the ETNs at the time of such initial pricing would be $50.00 per ETN. See “Risk Factors” beginning on page PS-11 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception and Issue Dates: The ETNs were first sold on March 8, 2017 (the “inception date”) and first issued on March 13, 2017 (the “issue date”).

Maturity Date: March 5, 2037

Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “GAZ.”** To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

*	1,000,000 ETNs, principal amount $50 per ETN, were issued on March 13, 2017, 1,000,000 ETNs, principal amount $50 per ETN, were issued on November 1, 2021, and an additional 2,000,000 ETNs, principal amount $50 per ETN will be issued on February 16, 2023. Following such issuance of additional ETNs, the total number of ETNs outstanding is 4,000,000.

** Prior to November 15, 2018, the ticker symbol for the ETNs was GAZB. The ticker symbol GAZ was used historically in connection with the listing of the iPath® Bloomberg Natural Gas Subindex Total ReturnSM ETN (the “Delisted ETN”), which was delisted on December 22, 2017. The ETNs to which this pricing supplement relates are not the same securities as the Delisted ETN.

CUSIP Number: 06745T368

ISIN: US06745T3683

Index: The return on the ETNs is linked to the performance of the Index. The Index is a sub-index of the BCOM Index and reflects the excess returns that are potentially available through an unleveraged investment in the futures contracts comprising the Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying futures contracts. The BCOM Index is an index on a basket of futures contracts on physical commodities and is designed to be a benchmark for commodities as an asset class. On July 1, 2014, UBS Securities LLC (collectively with its affiliates, “UBS”) entered into a commodity index license agreement with Bloomberg Finance L.P., whereby UBS engaged Bloomberg’s services for calculation, publication, administration and marketing of the Bloomberg Commodity IndexesSM. In September 2020, Bloomberg (as defined below) acquired the Bloomberg Commodity IndexesSM. The Index is calculated, administered and published by Bloomberg Index Services Limited (“BISL” or the “Index Sponsor” and, collectively with its affiliates, “Bloomberg”).

Consent to U.K. Bail-in Power: Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-23 of this pricing supplement.

Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is a day on which the Index is calculated and published by the Index Sponsor. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of your ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Daily Index Factor: The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year.

The investor fee reduces the daily return of the ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Intraday Indicative Value: The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs the closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported prices for the index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from March 8, 2017 to March 2, 2037, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days or, if such date is not a trading day, the next succeeding trading day. We refer to March 8, 2017 as the “initial valuation date” and March 2, 2037 as the “final valuation date” for the ETNs.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver the redemption notice.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated February 15, 2023
Issued in denominations of $50

TABLE OF CONTENTS

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
CONSENT TO U.K. BAIL-IN POWER	PS-22
THE INDEX	PS-23
VALUATION OF THE ETNS	PS-34
SPECIFIC TERMS OF THE ETNS	PS-36
CLEARANCE AND SETTLEMENT	PS-40
USE OF PROCEEDS AND HEDGING	PS-41
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-41
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-43
VALIDITY OF THE ADDITIONAL ETNS	PS-44
ANNEX A NOTICE OF HOLDER REDEMPTION	A-1
ANNEX B CONFIRMATION OF HOLDER REDEMPTION	B1

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PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Series B Bloomberg Natural Gas Subindex Total ReturnSM Exchange-Traded Notes (the “ETNs”) linked to the performance of the Bloomberg Natural Gas Subindex Total ReturnSM (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated May 23, 2022, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated June 27, 2022, which supplements the prospectus. See “—Additional Documents Related to the Offering of the ETNs” below.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?
•	How do you redeem your ETNs?
•	What are some of the risks of the ETNs?
•	Is this the right investment for you?
•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC. The ETNs will be issued in denominations of $50. The return on the ETNs is linked to the performance of the Index.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO NATURAL GAS OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF NATURAL GAS. In addition, the nature of the futures market for natural gas has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of natural gas will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-11 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

The Index

The Index is designed to be a benchmark for natural gas as an asset class and is currently composed of one futures contract on the commodity of natural gas. The Index is a sub-index of the Bloomberg Commodity Index Total ReturnSM (the “Commodity Index” or the “BCOM Index”) and reflects the returns that are potentially available through (1) an unleveraged investment in the futures contracts comprising the Index (the “index components”), plus (2) the rate of interest that could be earned on cash collateral invested in specified Treasury Bills.

UBS acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009, at which time, UBS Securities LLC (collectively with its affiliates, “UBS”) and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the Index. The joint marketing agreement with Dow Jones was terminated and on July 1, 2014, UBS entered into a commodity index license agreement (“CILA”) with Bloomberg Finance L.P., whereby UBS engaged Bloomberg’s services for calculation, publication, administration and marketing of the BCOM Index and the Index. As a result of Bloomberg’s assumption of these functions, on July 1, 2014, the Dow Jones-UBS Commodity IndexesSM were re-branded as the Bloomberg Commodity IndexesSM. In September 2020, Bloomberg (as defined below) acquired the Bloomberg Commodity IndexesSM. The Index is calculated, administered and published by Bloomberg Index Services Limited (“BISL” or the “Index Sponsor” and, collectively with its affiliates, “Bloomberg”).

Understanding the Value of the ETNs

The “principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day. As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs. The closing indicative value for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported prices for the index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the

ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

The intraday indicative value is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by NYSE Euronext (NYSE) or a successor under the ticker symbol GAZ.IV.

The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, you could lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value per ETN, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Uncertain Principal Repayment — There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.
•	Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.
•	Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity.
•	Commodity Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the natural gas futures contracts that compose the Index. See “The Index” below for more information. Commodity prices may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.
•	Limited or Lack of Portfolio Diversification — The index components of the Index are concentrated in one commodity. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

•	No Interest Payments — You will not receive any periodic interest payments on the ETNs.
•	A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;
•	You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You do not seek current income from your investment;
•	You seek an investment with a return linked to the performance of the Index;
•	You are willing to accept the risk of fluctuations in the prices of the futures contracts on natural gas that compose the Index in particular;
•	You are willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on natural gas, and in particular risks associated with roll costs reflected in the level of the Index;
•	You believe the level of the Index will increase by an amount sufficient to offset the investor fee during the term of the ETNs;
•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date; and
•	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;
•	You seek current income from your investment;
•	You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You are not willing to be exposed to fluctuations in the prices of the futures contracts on natural gas that compose the Index in particular;
•	You are not willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on natural gas, and in particular risks associated with roll costs reflected in the level of the Index;
•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs;
•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;
•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or
•	You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.” If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Additional Documents Related to the Offering of the ETNs

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these ETNs are a part. This pricing supplement, together with the documents listed below, contains the terms of the ETNs and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and this pricing supplement, as the ETNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ETNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year. The figures in these examples use the annualized effect of the investor fee for convenience.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	103.0000	3.00%	$0.2318	$0.4378	$51.2683
2	106.0900	3.00%	$0.2376	$0.4378	$52.5687
3	109.2727	3.00%	$0.2437	$0.8848	$53.9021
4	112.5509	3.00%	$0.2498	$1.3413	$55.2693
5	115.9274	3.00%	$0.2562	$1.8076	$56.6712
6	119.4052	3.00%	$0.2627	$2.2837	$58.1087
7	122.9874	3.00%	$0.2693	$2.7700	$59.5826
8	126.6770	3.00%	$0.2762	$3.2666	$61.0939
9	130.4773	3.00%	$0.2832	$3.7738	$62.6436
10	134.3916	3.00%	$0.2904	$4.2917	$64.2325
11	138.4234	3.00%	$0.2977	$4.8206	$65.8618
12	142.5761	3.00%	$0.3053	$5.3608	$67.5324
13	146.8534	3.00%	$0.3130	$5.9124	$69.2453
14	151.2590	3.00%	$0.3210	$6.4758	$71.0017
15	155.7967	3.00%	$0.3291	$7.0511	$72.8027
16	160.4706	3.00%	$0.3374	$7.6387	$74.6493
17	165.2848	3.00%	$0.3460	$8.2387	$76.5428
18	170.2433	3.00%	$0.3548	$8.8515	$78.4843
19	175.3506	3.00%	$0.3638	$9.4773	$80.4751
20	180.6111	3.00%	$0.3730	$10.1164	$82.5163
21	186.0295	3.00%	$0.3825	$10.7690	$84.6093
22	191.6103	3.00%	$0.3922	$11.4356	$86.7554
23	197.3587	3.00%	$0.4021	$12.1163	$88.9560
24	203.2794	3.00%	$0.4123	$12.8114	$91.2124
25	209.3778	3.00%	$0.4228	$13.5214	$93.5260
26	215.6591	3.00%	$0.4335	$14.2464	$95.8983
27	222.1289	3.00%	$0.4445	$14.9868	$98.3307
28	228.7928	3.00%	$0.4558	$15.7429	$100.8249
29	235.6566	3.00%	$0.4673	$16.5151	$103.3823
30	242.7262	3.00%	$0.4792	$17.3038	$106.0046

			Annualized Index Return		3.00%
			Annualized ETN Return		2.54%

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	100.4000	0.40%	$0.2259	$0.2259	$49.9741
2	100.8016	0.40%	$0.2258	$0.4517	$49.9482
3	101.2048	0.40%	$0.2257	$0.6773	$49.9223
4	101.6096	0.40%	$0.2255	$0.9029	$49.8965
5	102.0161	0.40%	$0.2254	$1.1283	$49.8706
6	102.4241	0.40%	$0.2253	$1.3536	$49.8448
7	102.8338	0.40%	$0.2252	$1.5788	$49.8190
8	103.2452	0.40%	$0.2251	$1.8039	$49.7932
9	103.6581	0.40%	$0.2250	$2.0289	$49.7674
10	104.0728	0.40%	$0.2248	$2.2537	$49.7416
11	104.4891	0.40%	$0.2247	$2.4785	$49.7158
12	104.9070	0.40%	$0.2246	$2.7031	$49.6901
13	105.3266	0.40%	$0.2245	$2.9276	$49.6643
14	105.7480	0.40%	$0.2244	$3.1520	$49.6386
15	106.1709	0.40%	$0.2243	$3.3762	$49.6129
16	106.5956	0.40%	$0.2242	$3.6004	$49.5872
17	107.0220	0.40%	$0.2240	$3.8244	$49.5615
18	107.4501	0.40%	$0.2239	$4.0483	$49.5358
19	107.8799	0.40%	$0.2238	$4.2721	$49.5102
20	108.3114	0.40%	$0.2237	$4.4958	$49.4845
21	108.7447	0.40%	$0.2236	$4.7194	$49.4589
22	109.1796	0.40%	$0.2235	$4.9429	$49.4333
23	109.6164	0.40%	$0.2233	$5.1662	$49.4077
24	110.0548	0.40%	$0.2232	$5.3894	$49.3821
25	110.4950	0.40%	$0.2231	$5.6125	$49.3565
26	110.9370	0.40%	$0.2230	$5.8355	$49.3309
27	111.3808	0.40%	$0.2229	$6.0584	$49.3054
28	111.8263	0.40%	$0.2228	$6.2812	$49.2798
29	112.2736	0.40%	$0.2226	$6.5038	$49.2543
30	112.7227	0.40%	$0.2225	$6.7263	$49.2288

			Annualized Index Return		0.40%
			Annualized ETN Return		-0.05%

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	103.0000	3.00%	$0.2318	$0.2318	$51.2683
2	106.0900	3.00%	$0.2376	$0.4694	$52.5687
3	109.2727	3.00%	$0.2437	$0.7130	$53.9021
4	112.5509	3.00%	$0.2498	$0.9629	$55.2693
5	115.9274	3.00%	$0.2562	$1.2190	$56.6712
6	119.4052	3.00%	$0.2627	$1.4817	$58.1087
7	122.9874	3.00%	$0.2693	$1.7510	$59.5826
8	126.6770	3.00%	$0.2762	$2.0272	$61.0939
9	130.4773	3.00%	$0.2832	$2.3104	$62.6436
10	134.3916	3.00%	$0.2904	$2.6007	$64.2325
11	138.4234	3.00%	$0.2977	$2.8985	$65.8618
12	142.5761	3.00%	$0.3053	$3.2037	$67.5324
13	146.8534	3.00%	$0.3130	$3.5167	$69.2453
14	151.2590	3.00%	$0.3210	$3.8377	$71.0017
15	155.7967	3.00%	$0.3291	$4.1668	$72.8027
16	151.2590	-2.91%	$0.3181	$4.4849	$70.3641
17	146.8534	-2.91%	$0.3074	$4.7923	$68.0073
18	142.5761	-2.91%	$0.2971	$5.0894	$65.7294
19	138.4234	-2.91%	$0.2872	$5.3766	$63.5278
20	134.3916	-2.91%	$0.2775	$5.6541	$61.3999
21	130.4773	-2.91%	$0.2683	$5.9224	$59.3433
22	126.6770	-2.91%	$0.2593	$6.1816	$57.3556
23	122.9874	-2.91%	$0.2506	$6.4322	$55.4344
24	119.4052	-2.91%	$0.2422	$6.6744	$53.5777
25	115.9274	-2.91%	$0.2341	$6.9085	$51.7831
26	112.5509	-2.91%	$0.2262	$7.1347	$50.0486
27	109.2727	-2.91%	$0.2187	$7.3534	$48.3722
28	106.0900	-2.91%	$0.2113	$7.5647	$46.7520
29	103.0000	-2.91%	$0.2043	$7.7690	$45.1860
30	100.0000	-2.91%	$0.1974	$7.9664	$43.6725

			Annualized Index Return		0.00%
			Annualized ETN Return		-0.45%

RISK FACTORS
The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the underlying index components. See “The Index” in this pricing supplement for more information.
The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in natural gas as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.
You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.
This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.
You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain.  See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.
Risks Relating to the ETNs Generally
The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment
The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.
Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.
We May Redeem the ETNs at Any Time on or after the Inception Date
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.
If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.
You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date
If the Index does not increase by an amount sufficient to offset the investor fee between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Components
You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying index components. In addition, the return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.
If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date
The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date could also be postponed to the fifth business day following such valuation date, as postponed. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate of the level of the Index for such day.  See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.
Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption
As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.
Risks Relating to the Issuer
The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC
The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority
Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Index
Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption
The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.”
If the market for these futures contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.”
The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the level of the
Index. Because of the potential effects of negative roll yields, it is possible for the level of the Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing.  It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the level of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.
While the futures contracts included in the Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption of your ETNs.
The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Natural Gas
The ETNs offer investors exposure to the price of futures contracts on natural gas and not to the spot price of natural gas or any other physical commodities. The price of a futures contract reflects the market price of a commodity to be delivered at a specified future point in time, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the ETNs may underperform a similar investment that reflects the return on physical natural gas.
Concentration Risks Associated with the Index May Adversely Affect the Value of the ETNs
Because the ETNs are linked to the Index, which maintains a rolling position natural gas futures contracts, they will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index.  Your investment may carry risks similar to a concentrated securities investment in one issuer.
The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges
At present, the Index is composed of a single futures contract traded on the New York Mercantile Exchange, which is a regulated futures exchange. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your ETNs in Unforeseeable Ways
Trading in futures contracts on physical commodities, including trading in the index components, is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the level of the Index and the value of your ETNs in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.
Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile
The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries. In particular, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets. Political, economic and other developments that affect those countries may affect the value of the commodities underlying the index components and, thus, the level of the Index and the ETNs linked to the Index. Because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries or with such producers could have a disproportionate impact on the prices of such commodities and therefore the value of your ETNs.
The ETNs May Be Subject to Certain Risks Specific to Natural Gas as a Commodity
Natural gas is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above, the Index may be subject to a number of additional factors specific to energy-related commodities, and in particular natural gas, that might cause price volatility.  These may include, among others:
●	changes in the level of industrial and commercial activity with high levels of energy demand;
●	disruptions in the supply chain or in the production or supply of other energy sources;
●	price changes in alternative sources of energy;

●	adjustments to inventory;
●	variations in production and shipping costs;
●	costs associated with regulatory compliance, including environmental regulations; and
●	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
These factors interrelate in complex ways, and the effect of one factor on the level of the Index, and the market value of the ETNs linked to that Index, may offset or enhance the effect of another factor.
Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs
It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index or any index component over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index or the index components, which in most cases have been highly volatile.
Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs
Commodity futures contracts, such as the index components, are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulatory scheme (including the rulemaking authority granted to the Commodity Futures Trading Commission (“CFTC”)) extended and expanded this regime. In particular, for example, while position limits currently exist with respect to futures contracts on physical commodities, the CFTC’s proposed rules under Dodd-Frank would create a more extensive and restrictive set of position limits. It is currently unclear whether the proposed position limit rules will be adopted. However, if adopted as proposed, the rules could adversely affect the cost and liquidity of futures contracts and the market value of the ETNs. Similarly, other regulatory organizations (such as the European Securities and Markets Authority) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets.  Any of these changes in laws or regulations may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.
Data Sourcing, Data Publication and Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the ETNs
Because the ETNs are linked to an Index composed of natural gas futures contracts, the Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the BCOM Index and the Index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the BCOM Index and the Index for the following period. Additionally, BISL may not discover every discrepancy.
Furthermore, the weightings for the BCOM Index and the Index are determined by BISL, which has a significant degree of discretion with respect to the BCOM Index and the Index. This discretion would permit, among other things, changes to the composition of the BCOM Index and the Index or changes to the manner or timing of the publication of the levels of the BCOM Index and the Index, at any time during the year if BISL deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the underlying futures contracts that are included in the BCOM Index and the Index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the BCOM Index and the index. In particular, without limitation, BISL’s access and rights to use data in connection with calculating, publishing and licensing the BCOM Index and the Index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to BISL. BISL reserves the right to modify the composition of the BCOM Index and the Index on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the BCOM Index and the Index.
BISL has no obligation to take the needs of any parties to transactions involving the BCOM Index and the Index into consideration when reweighting or making any other changes to the BCOM Index and the Index.
BISL May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced
A futures contract known as a “designated contract” has been selected as the reference contract for natural gas. Data concerning this designated contract will be used to calculate the Index. If a designated contract were to be terminated or replaced in accordance with the rules set forth in the Bloomberg Commodity Index Methodology (a document that is considered proprietary to the Index Sponsor), a comparable futures contract would be selected by BISL, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.
Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs
Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs.
Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your ETNs
The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges (including the New York Mercantile Exchange) and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and therefore, the value of your ETNs.
Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time
We and our affiliates are not affiliated with the Index Sponsor in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Index. The Index Sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor indices. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the ETNs or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the discontinued or suspended Index exists, the amount you receive at maturity or upon redemption of the ETNs will be determined by the calculation agent in its sole discretion. See “Specific Terms of the ETNs—Market Disruption Event” and
“—Discontinuance or Modification of the Index” in this pricing supplement.
We have derived all information in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from (i) publicly available sources and (ii) the Bloomberg Commodity Index Methodology (a document that is considered proprietary to Bloomberg). We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the Index Sponsor. The Index Sponsor has no obligation to consider your interests as a holder of the ETNs.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your ETNs and Their Market Value
The policies of the Index Sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of index components and the manner in which changes affecting the index components are reflected in the Index could affect the level of the Index and, therefore, the amount payable on your ETNs at maturity or upon early redemption and the market value of your ETNs prior to maturity.
Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Index, and the commodity futures contract or contracts currently included in the Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the BCOM Index and/or the Index may change annually, based on changes in commodity production and volume statistics.  In addition, the Index Sponsor may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the level of the Index. A number of modifications to the methodology for determining the contracts to be included in the BCOM Index and for valuing the BCOM Index, of which the Index is a sub-index, have been made in the past and further modifications may be made in the future. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the level of the Index. Any such changes could adversely affect the value of your ETNs.
If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent.”
Risks Relating to Liquidity and the Secondary Market
The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs
The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”
The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile Natural Gas Prices
The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the futures contracts underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:
●	prevailing spot prices for natural gas and prices of the index components;
●
supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

●	the level of contango or backwardation in the markets for the relevant natural gas futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;
●	the time remaining to maturity of the ETNs;
●	the volatility of the Index, the market prices of the index components and the prices of natural gas;
●	economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of natural gas futures contracts;
●	the general interest rate environment;
●	the perceived creditworthiness of Barclays Bank PLC; or
●	supply and demand as well as hedging activities in the commodity-linked structured product markets.
These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.
There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses
Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.
The Liquidity of the Market for the ETNs May Vary Materially Over Time
As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs (subject to the reduction of the minimum redemption size to 5,000 ETNs as described elsewhere in this pricing supplement) at one time in order to exercise your right to redeem your ETNs on any redemption date.
The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value
The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.
If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.
The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.
We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs
As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-3 and “Summary—Medium-Term Notes—Reissuances or Reopened
Issues” on page S-3, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.
Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.
Changes in Our Credit Ratings May Affect the Market Value of the ETNs
Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.
There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them
You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. Accordingly, if you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value. The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market. A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.
Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.
You may only redeem your ETNs on a holder redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable holder redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Holder Redemption Procedures” in this pricing supplement for more information.
There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us
We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.
Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.
Risks Relating to Conflicts of Interest and Hedging
There Are Potential Conflicts of Interest Between You and the Calculation Agent
Currently, Barclays Bank PLC serves as the calculation agent for the ETNs. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.
If Bloomberg were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.
The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the ETNs
As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of index components and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.
We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Index, and other investments relating to index components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index components or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.
With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
Our Business Activities May Create Conflicts of Interest
We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the index components or the level of the Index, could be adverse to the interests of the holders of the ETNs.
Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the market value of the ETNs.
With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
Risks Relating to Tax Consequences
The Tax Consequences Are Uncertain
The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.
Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”), could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).
Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.
For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met.  These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the ETNs such shares, securities or obligations); (iii) the cancellation of the ETNs and/or (iv) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the ETNs further acknowledges and agrees that the rights of the holders or beneficial owners of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.  For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Risk Factors—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

THE INDEX
We have derived all information contained in this pricing supplement regarding the Commodity Index and the Index, including, without limitation, its make-up, method of calculation and changes in its components, from (i) publicly available sources and (ii) the Bloomberg Commodity Index Methodology (a document that is considered proprietary to Bloomberg Index Services Limited (“BISL” or the “Index Sponsor” and, collectively with its affiliates, “Bloomberg”)).
Such information reflects the policies of, and is subject to change by the Index Sponsor.
In connection with any offering of ETNs, neither we nor any of our agents or dealers, have participated in the preparation of the information described in the first paragraph of this section or made any due diligence inquiry with respect to the Index Sponsor. Neither we nor any of our agents or dealers makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Index or the Index Sponsor.
You, as an investor in the ETNs, should make your own investigation into the Index and the Index Sponsor. BISL is not involved in any offer of ETNs in any way and have no obligation to consider your interests as a holder of the ETNs. The Index Sponsor has no obligation to continue to publish the Index and may discontinue or suspend publication of the Index at any time in their sole discretion.
Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.
Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus and prospectus supplement.
Because the Index is a sub-index of the Commodity Index, disclosure in this pricing supplement relating to the Commodity Index accordingly relates to the Index as well and should be read in conjunction with the individual descriptions of the Index.
Commodity Futures Markets
As discussed in the description of the Index below, the Index is composed of one or more futures contracts on physical commodities. Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Commodity Index and thus the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).
There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.
By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”
Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.
Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November natural gas futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.
Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.
The Bloomberg Commodity IndexSM
UBS acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009, at which time, UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the Index. The joint marketing agreement with Dow Jones was terminated and on July 1, 2014, UBS entered into a commodity index license agreement (“CILA”) with Bloomberg Finance L.P., whereby UBS engaged Bloomberg’s services for calculation, publication, administration and marketing of the Index. As a result of Bloomberg’s assumption of these functions, the Dow Jones-UBS Commodity IndexesSM were re-branded as the Bloomberg Commodity IndexesSM. In September 2020, Bloomberg (as defined below) acquired the Bloomberg Commodity IndexesSM. The Index is calculated, administered and published by Bloomberg Index Services Limited (“BISL” or the “Index Sponsor” and, collectively with its affiliates, “Bloomberg”).
The Commodity Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The Commodity Index currently is composed of the prices of twenty-four exchange-traded futures contracts on twenty-two physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “—The Commodity Futures Markets” above. The commodities included in the Commodity Index for 2023 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, silver, soybeans, soybean meal, soybean oil, sugar, RBOB gasoline, wheat (Chicago and KC HRW), zinc and lead.
Benchmark Governance, Audit and Review Structure
BISL uses two primary committees to provide overall governance and effective oversight of its benchmark administration activities:
The Product, Risk & Operations Committee (“PROC”) provides direct governance and is responsible for the first line of controls over the creation, design, production and dissemination of benchmark indices, strategy indices and fixings administered by BISL, including the Index. The PROC is composed of Bloomberg personnel with significant experience or relevant expertise in relation to financial benchmarks. Meetings are attended by Bloomberg Legal & Compliance personnel. Nominations and removals are subject to review by the BOC, discussed below.
The oversight function is provided by Bloomberg’s Benchmark Oversight Committee (“BOC”). The BOC is independent of the PROC and is responsible for reviewing and challenging the activities carried out by the PROC. In carrying out its oversight duties, the BOC receives reports of management information both from the PROC as well as Bloomberg Legal & Compliance members engaged in second level controls.
On a quarterly basis, the PROC reports to the BOC on governance matters, including but not limited to client complaints, the launch of new benchmarks, operational incidents (including errors & restatements), major announcements and material changes concerning the benchmarks, the results of any reviews of the benchmarks (internal or external) and material stakeholder engagements.
As described in more detail below, the Commodity Index is reweighted and rebalanced each year on a price-percentage basis. The annual weightings for the Commodity Index are determined pursuant to the procedures set forth by index managers operating within PROC governance body under the oversight of the BOC oversight function. In addition, to the extent practicable, BISL may solicit stakeholder feedback, including by means of the Index Advisory Council. Following the Oversight Committee’s annual meeting, the annual weightings are publicly announced and take effect in the January following the announcement. The Oversight and Advisory Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with oversight of the Commodity Index.
Four Main Principles Guiding the Creation of the Commodity Index
The Commodity Index was created using the following four main principles:
●
Economic Significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Commodity Index uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Accordingly, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Commodity Index thus relies on data that is both endogenous to the futures markets (liquidity) and exogenous to the futures markets (production) in determining relative weightings.

●
Diversification. A second major goal of the Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Commodity Index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

●
Continuity. A third goal of the Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Commodity Index from year to year. The Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Commodity Index.

●
Liquidity. Another goal of the Commodity Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Commodity Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Commodity Index, its creators and owners and there can be no assurance that these goals will be reached by the Index Sponsor.
Composition of the Commodity Index
Commodities available for inclusion in the Commodity Index
The commodities that have been selected for possible inclusion in the Commodity Index are believed by the Index Sponsor to be sufficiently significant to the world economy to merit consideration for inclusion in the Commodity Index, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).
The 25 commodities currently eligible for inclusion in the Commodity Index are as follows: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, platinum, RBOB gasoline, silver, soybean meal, soybean oil, soybeans, sugar, tin, ULS diesel, wheat and zinc.
Designated contracts for each commodity
The 22 commodities selected to be included in the Commodity Index for 2023 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, RBOB gasoline, silver, soybean meal, soybean oil, soybeans, sugar, wheat and zinc.
Historically, through and including the composition of the Commodity Index for 2023, BISL has chosen for each commodity one Designated Contract that is traded in North America and denominated in U.S. dollars (with the exception of several LME contracts, which are traded in London, and with the exception of crude oil, for which two Designated Contracts have been selected starting in 2012, and wheat, for which two Designated Contracts that are traded in North America have been selected starting in 2013).  It is possible that BISL will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. dollar. For example, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Commodity Index in the underlying futures markets, it may become appropriate to include multiple Designated Contracts for one or more commodities (in addition to crude oil and wheat) to enhance liquidity. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace the Designated Contract.
Commodity Groups
For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Commodity Index are assigned to Commodity Groups.  The Commodity Groups currently include Energy, Grains, Industrial Metals, Livestock, Precious Metals and Softs.
The commodity groups, and the commodities included in each group are currently as follows:

Commodity Group	Commodity
Energy	WTI Crude Oil
Brent Crude Oil
Natural Gas
RBOB Gasoline
Low Sulphur Gas Oil
ULS Diesel
Grains	Corn
Soybeans
Soybean Oil
Soybean Meal
Wheat (Chicago)
Wheat (KC HRW)
Industrial Metals	Aluminum
Copper
Nickel
Zinc
Lead
Precious Metals	Gold
Silver
Softs	Sugar
Coffee
Cotton
Livestock	Live Cattle
Lean Hogs

The target weights for the commodities included in the Commodity Index and the target weights for the commodity groups for 2023 are as follows:
2023 Commodity Index Target Weights Breakdown by Commodity and Commodity Group
Commodity Group	Commodity	Target Weight	Target Group Weight
Energy	WTI Crude Oil	7.77%	29.95%
	Brent Crude Oil	7.23%
	Natural Gas	7.94%
	RBOB Gasoline	2.20%
	Low Sulphur Gas Oil	2.71%
	ULS Diesel	2.10%
Grains	Corn	5.51%	22.64%
	Soybeans	5.78%
	Soybean Oil	3.26%
	Soybean Meal	3.53%
	Wheat (Chicago)	2.79%
	Wheat (KC HRW)	1.75%
Industrial Metals	Aluminum	4.09%	15.94%
	Copper	5.23%
	Nickel	2.78%
	Zinc	2.91%
	Lead	0.94%
Precious Metals	Gold	14.85%	19.44%
	Silver	4.59%
Softs	Sugar	2.55%	6.97%
	Coffee	2.86%
	Cotton	1.56%
Livestock	Live Cattle	3.32%	5.06%
	Lean Hogs	1.74%
Source: Bloomberg

Determination of Relative Weightings
The relative weightings of the component commodities included in the Commodity Index are determined annually according to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the commodities designated for potential inclusion in the Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. For primary commodities that appear in the Commodity Index along with their derivatives (e.g., crude oil, together with ULS diesel and RBOB gasoline), the CPPs within that group of commodities are reassigned among the primary commodity and its derivative commodities to eliminate the double-counting production figures for the primary commodity that would otherwise occur if no adjustment were made. The same process is applied when more than one Designated Contract has been selected for a particular commodity. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with the diversification rules in order to determine the commodities which will be included in the Commodity Index and their respective percentage weights.
Diversification Rules
The Commodity Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:
●	No single commodity (e.g., natural gas or silver) may constitute over 15% of the Commodity Index.
●
No single commodity, together with its derivatives (e.g., WTI Crude Oil and Brent Crude Oil, together with ULS Diesel, Unleaded Gas and Low Sulfur Gas Oil), may constitute more than 25% of the Commodity Index.

●	No related group of commodities (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Commodity Index.
●	No single commodity (e.g., natural gas or silver) may constitute less than 2% of the Commodity Index, as liquidity allows.
The last rule helps to increase the diversification of the Commodity Index by giving even the smallest commodity within the basket a reasonably significant weight. Commodities with small weights initially may have their weights increased to higher than 2% by prior steps.
Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.
Commodity Index Multipliers
The new unit weights for each commodity included in the Commodity Index are determined by calculating the applicable Commodity Index Multipliers (“CIMs”). Following application of the diversification rules discussed above, CIPs are incorporated into the Commodity Index by calculating the new unit weights for each commodity. On the fourth business day of the month of January (the “CIM Determination Date”) following the calculation of the CIPs, the CIPs are combined with the settlement prices of all Designated Contacts for such day to create the CIM for each Designated Contract for each index component. This CIM is used to achieve the percentage weightings of the index components, in U.S. dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each index component will float throughout the year, until the CIMs are reset the following year based on new CIPs.
Calculation of the Commodity Index
The Commodity Index is calculated by BISL by applying the impact of the changes to the futures prices of commodities included in the

Commodity Index (based on their relative weightings).
Once the CIMs are determined as discussed above, the calculation of the Commodity Index is a mathematical process that reflects the performance of each index component and the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills.
At present, BISL disseminates the Commodity Index levels approximately every 15 seconds (assuming the Commodity Index levels have changed within such 15-second interval) from 10:00 p.m. to 3:20 p.m., New York City time, and publishes daily levels at approximately 5:00 p.m., New York City time, on Bloomberg page “BCOMTR <Index>.”
The Commodity Index is a rolling index
The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five BCOM Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Commodity Index is a “rolling index.”
A “BCOM Business Day” means any day on which the sum of the CIPs for those index components that are open for trading is greater than 50%.  For purposes of this definition, the CIPs used during any calendar year are those calculated in the preceding year and applied on the CIM Determination Date for that year; provided however, that on any day during such calendar year falling prior to or on the CIM Determination Date, the preceding year’s CIPs will be used for purposes of determining the existence of a BCOM Business Day.
The Commodity Index is calculated on a Total Return Basis
The Commodity Index is a “total return” index. The overall return on the Commodity Index is generated by two components: (i) unleveraged returns on futures contracts on the physical commodities comprising the Commodity Index and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. The returns are calculated by using the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported on the website http://www.treasurydirect.gov/ under the tab entitled “Auction Results” published by the Bureau of the Fiscal Service of the Department of the Treasury, or any successor source, which is generally published once per week on Monday.
Commodity Index Calculation Disruption Events
From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index may be adjusted in the event that BISL determines that any of the following index calculation disruption events exists:
●	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day;
●	the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price;
●	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index; or
●	with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a BCOM Business Day on which the LME is not open for trading.
The Bloomberg Natural Gas Subindex Total ReturnSM
The Index is a single-component index that is designed to be a benchmark for natural gas as an asset class. It is composed of the futures contract on natural gas that is included or eligible to be included in the Commodity Index and is intended to reflect the returns that are potentially available through (1) an unleveraged investment in that contract plus (2) the rate of interest that could be earned on cash collateral invested in specified Treasury Bills.
Calculation and Publication of the Natural Gas Sub-Index
The Index is calculated using the same methodology as the Commodity Index but with
PS-30

Commodity Index (based on their relative weightings).

Once the CIMs are determined as discussed above, the calculation of the Commodity Index is a mathematical process that reflects the performance of each index component and the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills.

At present, BISL disseminates the Commodity Index levels approximately every 15 seconds (assuming the Commodity Index levels have changed within such 15-second interval) from 10:00 p.m. to 3:20 p.m., New York City time, and publishes daily levels at approximately 5:00 p.m., New York City time, on Bloomberg page “BCOMTR <Index>.”

The Commodity Index is a rolling index

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five BCOM Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Commodity Index is a “rolling index.”

A “BCOM Business Day” means any day on which the sum of the CIPs for those index components that are open for trading is greater than 50%. For purposes of this definition, the CIPs used during any calendar year are those calculated in the preceding year and applied on the CIM Determination Date for that year; provided however, that on any day during such calendar year falling prior to or on the CIM Determination Date, the preceding year’s CIPs will be used for purposes of determining the existence of a BCOM Business Day.

The Commodity Index is calculated on a Total Return Basis

The Commodity Index is a “total return” index. The overall return on the Commodity Index is generated by two components: (i) unleveraged returns on futures contracts on the physical commodities comprising the Commodity Index and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. The returns are calculated by using the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported on the website http://www.treasurydirect.gov/ under the tab entitled “Auction Results” published by the Bureau of the Fiscal Service of the Department of the Treasury, or any successor source, which is generally published once per week on Monday.

Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index may be adjusted in the event that BISL determines that any of the following index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day;
•	the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price;
•	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index; or
•	with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a BCOM Business Day on which the LME is not open for trading.

The Bloomberg Natural Gas Subindex Total ReturnSM

The Index is a single-component index that is designed to be a benchmark for natural gas as an asset class. It is composed of the futures contract on natural gas that is included or eligible to be included in the Commodity Index and is intended to reflect the returns that are potentially available through (1) an unleveraged investment in that contract plus (2) the rate of interest that could be earned on cash collateral invested in specified Treasury Bills.

Calculation and Publication of the Natural Gas Sub-Index

The Index is calculated using the same methodology as the Commodity Index but with reference only to the contract included in the Index (which, for purposes of the calculation, has a weighting of 100%).

At present, BISL disseminates the Index levels approximately every 15 seconds (assuming the Index levels have changed within such 15-second interval) from 10:00 p.m. to 3:20 p.m., New York City time, and publishes daily levels at approximately 5:00 p.m., New York City time, on Bloomberg page “BCOMNGTR <Index>.”

Hypothetical and Actual Historical Performance of the Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the ETNs. The historical levels do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or its index components will result in holders of the ETNs receiving a positive return on their investment.

The Index was launched on February 1, 2006. All data relating to the period prior to the launch of the Index is an historical estimate by the sponsors using available data as to how the Index may have performed in the pre-launch period based upon the weightings in effect in the Commodity Index. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table illustrates:

(i)	on a hypothetical basis, how the Natural Gas Sub-Index would have performed from December 31, 1991 to December 31, 2005 based on the selection criteria and methodology described above; and
(ii)	on an actual basis, how the Natural Gas Sub-Index has performed from December 29, 2006 onwards.
December 31, 1991	69.376
December 31, 1992	106.788
December 31, 1993	116.684
December 30, 1994	78.231
December 29, 1995	81.730
December 31, 1996	126.078
December 31, 1997	116.435
December 31, 1998	69.198
December 31, 1999	71.611
December 29, 2000	321.190
December 31, 2001	70.380
December 31, 2002	98.186
December 31, 2003	125.137
December 31, 2004	93.294
December 30, 2005	147.224
December 29, 2006	43.043
December 31, 2007	34.736
December 31, 2008	21.851
December 31, 2009	10.586
December 31, 2010	6.289
December 30, 2011	3.327
December 31, 2012	2.308
December 31, 2013	2.423
December 31, 2014	1.679
December 31, 2015	1.008
December 30, 2016	1.113
December 29, 2017	0.708
December 31, 2018	0.707
December 31, 2019	0.707
December 31, 2020	0.258
December 31, 2021	0.330
December 30, 2022	0.394
February 14, 2023	0.246

Hypothetical and actual historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from hypothetical and actual historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Bloomberg Natural Gas Subindex Total ReturnSM Historical Performance (Normalized)
December 31, 1999 – February 14, 2023

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

“Bloomberg®,” “Bloomberg Commodity IndexSM,” “Bloomberg Commodity Index Total ReturnSM,” “Bloomberg Natural Gas Subindex Total ReturnSM” and “BCOM” are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Index (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Barclays Bank PLC.

Any ETNs based on the Bloomberg Commodity Index are not sponsored, endorsed, sold or promoted by Bloomberg or any of its subsidiaries or affiliates. None of Bloomberg nor any of its subsidiaries or affiliates makes any representation or warranty, express or implied, to the holders of or counterparties to the ETNs or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs particularly. The only relationship of Bloomberg or any of its subsidiaries or affiliates to Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by BISL without regard to Barclays Bank PLC or the ETNs. Bloomberg has no obligation to take the needs of Barclays Bank PLC or the holders of the ETNs into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg nor any of its subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. None of Bloomberg nor any of its subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securities customers, in connection with the administration, marketing or trading of the ETNs.

Purchasers of the ETNs should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg or any of its subsidiaries or affiliates. The information in this index supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. Bloombergnor any of its subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the ETNs. Bloomberg nor any of its subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

BLOOMBERG DOES NOT GUARANTEE THE TIMELINESS, ACCURACY OR COMPLETENESS OF ANY DATA OR INFORMATION RELATING TO THE BLOOMBERG COMMODITY INDEXSM. BLOOMBERG MAKES NO WARRANTY, EXPRESSED OR IMPLIED, AS TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA OR VALUES RELATING THERETO OR RESULTS TO BE OBTAINED THEREFROM, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO. IT IS NOT POSSIBLE TO INVEST DIRECTLY IN AN INDEX. BACK-TESTING PERFORMANCE IS NOT ACTUAL PERFORMANCE. TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTIAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE. NOTHING IN THE BLOOMBERG COMMODITY INDEXSM SHALL CONSTITUTE OR BE CONSTRUED AS AN OFFERING OF FINANCIAL INSTRUMENTS OR AS INVESTMENT ADVICE OR INVESTMENT RECOMMENDATIONS (I.E., RECOMMENDATIONS AS TO WHETHER OR NOT TO “BUY,” “SELL,” “HOLD” OR TO ENTER OR NOT TO ENTER INTO ANY OTHER TRANSACTION INVOLVING ANY SPECIFIC INTEREST OR INTERESTS) BY BLOOMBERG OR ITS AFFILIATES OR A RECOMMENDATION AS TO AN INVESTMENT OR OTHER STRATEGY BY BLOOMBERG OR ITS AFFILIATES. DATA AND OTHER INFORMATION AVAILABLE VIA THE BLOOMBERG COMMODITY INDEXSM SHOULD NOT BE CONSIDERED AS INFORMATION SUFFICIENT UPON WHICH TO BASE AN INVESTMENT DECISION. ALL

INFORMATION PROVIDED BY THE BLOOMBERG COMMODITY INDEXSM IS IMPERSONAL AND NOT TAILORED TO NEEDS OF ANY PERSON, ENTITY OR GROUP OF PERSONS. BLOOMBERG AND ITS AFFILIATES DO NOT EXPRESS AN OPINION ON THE FUTURE OR EXPECTED VALUE OF ANY SECURITY OR OTHER INTEREST AND DO NOT EXPLICITLY OR IMPLICITLY RECOMMEND OR SUGGEST AN INVESTMENT STRATEGY OR ANY KIND.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing spot prices for natural gas and prices of the index components; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the level of contango or backwardation in the markets for the relevant natural gas futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts; the time remaining to maturity of the ETNs; the volatility of the Index, the market prices of the index components and the price of natural gas; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of natural gas futures contracts; the general interest rate environment; the perceived creditworthiness of Barclays Bank PLC; or supply and demand in the listed and over-the-counter commodity derivative markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the accrued investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs will be calculated by NYSE Euronext (the “IIV calculation agent”) or a successor under the ticker symbol GAZ.IV.

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day Í Current Daily Index Factor where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement;

Current Daily Index Factor = The most recent published level of the Index as reported by the Index Sponsor / the closing level of the Index on the immediately preceding index business day.

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but the IIV calculation agent and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs. The IIV calculation agent makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. The IIV calculation agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the IIV calculation agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs. The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date. For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split

ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on March 8, 2017, which we refer to as the “inception date.” The ETNs were first issued on March 13, 2017, which we refer to as the “issue date,” and will be due on March 5, 2037.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

An “index business day” is a day on which the Index is calculated and published by the Index Sponsor.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from March 8, 2017 to March 2, 2037, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days or, if such date is not a trading day, the next succeeding trading day.

The “initial valuation date” for the ETNs is March 8, 2017.

The “final valuation date” for the ETNs is March 2, 2037.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Upon Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs. If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” is:

•	in the case of holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date; and
•	in the case of issuer redemption, the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;
•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Market Disruption Events

Each valuation date may be postponed and thus the determination of the level of the Index may be postponed if that valuation date is not a trading day or if the calculation agent determines that, on that valuation date, a market disruption event has occurred or is continuing in respect of the Index. Any commodity or commodity futures contract constituting part of the Index is referred to as an “index component” for purposes of this section.

Any of the following will be a “market disruption event”:

•	a material limitation, suspension or disruption of the trading day in any index component included directly or indirectly in the Index;
•	the settlement price for any index component included directly or indirectly in the Index is a “limit price,” which means that the settlement price for that contract has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or
•	failure by the Index Sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the settlement price or closing level for one or more index components.

The following events will not be market disruption events:

•	a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that any valuation date (including the final valuation date) is not a trading day for any index component or on any valuation date (including the final valuation date) a market disruption event occurs or is continuing in respect of any index component, that valuation date will be postponed to the earlier of (i) the fifth trading day after the originally scheduled valuation date and (ii) the earliest date that the level, value or price of each index component that is affected by a market disruption event or by the non-trading day can be determined. If such a postponement occurs, the level, value or price of the index components unaffected by the market disruption event or non-trading day will be determined on the scheduled valuation date and the level, value or price of any affected index component will be determined using the settlement level, value or price of that affected index component on the first trading day following the scheduled valuation date on which no market disruption event occurs or is continuing for that affected index component. In no event, however, will a valuation date be postponed by more than five trading days. If the calculation agent determines that a market disruption event occurs or is continuing in respect of any index component on the fifth trading day after the originally scheduled valuation date, the calculation agent will determine the level, value or price for the affected index component in good faith and in a commercially reasonable manner.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to create or sell additional ETNs at any time, and if we do create or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other person or entity publish an index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the index components or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the Index Sponsor under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk

Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities) or the Index;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or
•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

•	a dealer in securities;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a financial institution;
•	an insurance company;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a partnership or other pass-through entity;
•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or
•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss. Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid

forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs. According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

VALIDITY OF THE ADDITIONAL ETNS

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the ETNs expected to be issued on February 16, 2023 (the “Additional ETNs”) have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such Additional ETNs will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 23, 2022, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 23, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Additional ETNs and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 23, 2022, which has been filed as an exhibit to the Registration Statement referred to above.

Annex A
NOTICE OF HOLDER REDEMPTION

Email or Fax to: etndesk@barclays.com or 212-412-1232

Subject: iPath® Series B Bloomberg Natural Gas Subindex Total ReturnSM ETN, Notice of Holder Redemption, CUSIP No. 06745T368

[BODY OF EMAIL]

Name of holder: [ ]

Number of ETNs to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

Annex B
CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Series B Bloomberg Natural Gas Subindex Total ReturnSM ETN (the “ETNs”), CUSIP No. 06745T368, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

______________________________________
Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

____________________________________________

DTC # (and any relevant sub-account): ____________________________________________
Contact Name:
Telephone:

(You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B1